Exhibit 99.2

ALTERRA OWNER, LLC

FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2026

(UNAUDITED)

ALTERRA OWNER, LLC

FOR THE SIX MONTHS ENDED JUNE 30, 2026

TABLE OF CONTENTS

Page(s)

FINANCIAL STATEMENTS (UNAUDITED)
Statements of Financial Condition	1
Statements of Operations	2
Statements of Changes in Members' Equity	3
Statements of Cash Flows	4
Notes to Financial Statements	5-10

Alterra Owner, LLC

STATEMENTS OF FINANCIAL CONDITION

AS OF JUNE 30, 2026, AND DECEMBER 31, 2025

(Amounts in U.S. Dollars)

	June 30, 2026 (Unaudited)	December 31, 2025
ASSETS
Real estate property, net of accumulated depreciation of $12,913,238 and $11,439,671, respectively	$69,515,425	$70,988,992
Cash and cash equivalents	493,729	1,819,621
Restricted cash	1,370,428	663,650
Interest rate cap asset	1,616,618	-
Accounts receivable	-	1,833
Other assets	328,394	55,342
TOTAL ASSETS	$73,324,594	$73,529,438

LIABILITIES
Notes and mortgage payable, net of deferred financing costs of $56,513 and $0, respectively	$65,443,487	$64,000,000
Accounts payable and accrued expenses	3,929,490	3,418,711
Other liabilities	243,998	238,814
Property tax payable	135,656	128,507
Due to affiliates	85,000	85,000
TOTAL LIABILITIES	$69,837,631	$67,871,032

MEMBERS’ EQUITY	3,486,963	5,658,406

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$73,324,594	$73,529,438

See notes to financial statements

Alterra Owner, LLC

STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025 (Unaudited)

(Amounts in U.S. Dollars)
	For the Six Months Ended June 30, 2026	For the Six Months Ended June 30, 2025
INCOME
Rental revenue	$2,164,961	$2,372,851
Other operating revenue	147,480	151,588
Tenant reimbursement	200,430	177,491
Interest income	-	761,373
TOTAL INCOME	2,512,871	3,463,303

EXPENSES
General and administrative expenses	215,347	217,468
Operating expenses	765,377	724,619
Depreciation and amortization	1,473,567	1,471,859
Property taxes	140,087	129,431
Renovation expenses	145,993	124,543
TOTAL EXPENSES	2,740,371	2,667,920

Operating Income (Loss)	(227,500)	795,383
Interest and debt expense	(1,750,561)	(2,891,069)
Unrealized gain/(loss) on interest rate asset	(193,382)	-
Realized gain/(loss) on interest rate asset	-	(369,672)
Total Other Income (Expenses)	(1,943,943)	(3,260,741)

Net loss before income taxes	(2,171,443)	(2,465,358)

Income taxes	-	-

NET LOSS	$(2,171,443)	$(2,465,358)

See notes to financial statements

Alterra Owner, LLC

FOR THE SIX MONTHS ENDED JUNE 30, 2026 (Unaudited) AND FOR THE YEAR ENDED DECEMBER 31, 2025

STATEMENTS OF CHANGES IN MEMBERS' EQUITY

(Amounts in U.S. Dollars)

	Managing Member	Member	Total
BALANCE, JANUARY 1, 2025	$1,097,632	$9,581,159	$10,678,791

Capital Contributions	-	-	-
Capital Distributions	-	-	-
Pro-rata allocation of net loss	(516,026)	(4,504,359)	(5,020,385)
BALANCE, DECEMBER 31, 2025	$581,606	$5,076,800	$5,658,406

Capital Contributions	-	-	-
Capital Distributions	-	-	-
Pro-rata allocation of net loss	(223,194)	(1,948,249)	(2,171,443)
BALANCE, JUNE 30, 2026	$358,412	$3,128,551	$3,486,963

See notes to financial statements

Alterra Owner, LLC. STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND THE YEAR ENDED DECEMBER 31, 2025

(Amounts in U.S. Dollars)

	For the Six Months Ended June 30, 2026 (Unaudited)	For the Year Ended December 31, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,171,443)	$(5,020,385)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	1,473,567	2,946,136
Unrealized (gain)/loss on interest rate assets	193,382	369,672
Realized (gain)/loss on interest rate assets	-	-
Bad debt expense	-	14,921
Change in operating assets and liabilities:
Accounts receivable	1,833	(16,754)
Other assets	(2,083,052)	(1,963)
Amortization of deferred financing costs	26,713	-
Accounts payable and accrued expenses	510,779	2,906,771
Property taxes	7,149	13,998
Other liabilities	5,184	18,303
Net cash provided by (used in) operating activities	(2,035,888)	1,230,699

CASH FLOWS FROM INVESTING ACTIVITIES:
Costs incurred for building improvements	-	(13,647)
Net cash used in investing activities	-	(13,647)

CASH FLOWS FROM FINANCING ACTIVITIES:
Notes and mortgage payable	1,416,774	-
Net cash used in financing activities	1,416,774	-

Net increase (decrease) in Cash and cash equivalents and Restricted cash	(619,114)	1,217,052

Cash and cash equivalents and Restricted cash at the beginning of the period	2,483,271	1,266,219

Cash and cash equivalents and Restricted cash at the end of the period	1,864,157	2,483,271

Cash and restricted cash reported in the statement of financial condition:
Cash	493,729	1,819,621
Restricted Cash	1,370,428	663,650
Total cash and restricted cash reported in the statement of cash flows:	$1,864,157	$2,483,271

SUPPLEMENTAL INFORMATION
Cash paid for interest	$4,780,387	$1,956,930

See notes to the financial statements

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2026

(Unaudited)

1.	Organization

ALTERRA OWNER, LLC (A Delaware Limited Liability Company), (“the Company”) commenced operations pursuant to its limited liability company agreement ("Agreement") on March 4, 2022. The Company was formed by YS ITC REQ II, LLC and YS ITC REQ II A, LLC (collectively referred to as the "Willow Wealth Members") and InterCapital Group (“Sponsor”, “Managing Member” or “GP”), via Alterra JV, LLC, its sole member, to acquire Alterra Apartments in Tucson, AZ. Alterra Apartments is a 416-unit, Class-B apartment complex built in 1987. Amenities at the property include an outdoor pool, playground, fitness center, dog park, soccer field, etc. Willow Wealth members and Willow Wealth Sponsor acquired the property with the business plan to perform renovations to unit interiors and common areas to garner rental premiums, ultimately increasing net investment income at the property. Property and construction management services are provided by Dayrise Residential LLC ("Dayrise"), an affiliate of the Sponsor.

The Company shall continue in perpetuity until the liquidation and dissolution of the Company pursuant to the Agreement.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the reporting periods and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Rental Property

Rental property is carried at cost, net of accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental property are capitalized. Maintenance and repair expenses are charged to expense as incurred.

Depreciation is recognized using the straight-line method for financial reporting purposes at the end of the year or period.

		June 30, 2026	December 31, 2025
	Description	Alterra Apartments, a 416-unit, Class- B multifamily property located in Tucson, AZ
	Date of Construction	1987
	Date Acquired	02/2022
	Life on which depreciation in statement of operations is computed	5 years for furniture and fixtures, 15 years for land improvements and 30 years for building
	Mortgage Loan Principal Outstanding	65,500,000	64,000,000
Gross amount at which carried in the statement of financial condition	Land	9,131,429	9,131,429
	Land improvements	3,896,390	3,896,390
	Buildings and improvements	67,156,771	67,156,771
	Furniture, fixtures and equipment	2,244,073	2,244,073
	Total	82,428,663	82,428,663
	Accumulated depreciation and amortization	(12,913,238)	(11,439,671)

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2026

(Unaudited)

Rental property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the rental property’s carrying amount over its Undiscounted Cash Flows and the Terminal Value. Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. Management believes that there are no indications that suggest the rental property should be impaired as of both June 30, 2026 and December 31, 2025.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments purchased with an original maturity of three months or less. The carrying amount of these investments approximates fair value. The Company held cash in the amount of $493,729 and $1,819,621 as of June 30, 2026 and December 31, 2025, respectively.

Restricted Cash

The restricted cash includes balances in escrow accounts maintained with mortgage lender for the purpose of tax payments, insurance payments, replacement reserve, repairs reserve and interest reserve pursuant to the mortgage loan agreement. The Company held restricted cash in the amount of $1,370,428 and $663,650 as of June 30, 2026, and December 31, 2025, respectively.

Accounts receivable

Accounts receivable consists of rent due from tenants. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. As of June 30, 2026 and December 31, 2025, respectively, the allowance for doubtful accounts is $0.

We maintain allowances for credit losses. These allowances reflect our estimate of the amount of our receivables that we will be unable to collect based on historical write-off experience and, as applicable, current conditions and reasonable and supportable forecasts that affect collectability. Our estimate could require change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowances.

Derivative Instruments and Hedging Activities

The Company manages market risk on its variable rate debt by entering into interest-rate derivative instruments, including a swap and a cap. These interest-rate derivative instruments are accounted for as derivative instruments and, pursuant to Accounting Standards Codification (ASC) Topic 815, Derivatives and Hedging, are recorded on the balance sheets at fair value. The Company’s derivative instruments are not designated as hedging instruments, therefore changes in the fair value are recognized in earnings.

Deferred Financing Costs Related to Mortgage Note Payable

Deferred financing costs related to mortgage note payable consist of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of our mortgage note payable liability and are amortized based upon the effective yield method using an imputed interest rate over the terms of the loan agreement as a component of “interest and debt expense”. The amortization of $26,713 and $0 for the period and year ended June 30, 2026 and December 31, 2025 respectively, are presented as a component of interest and debt expenses.

Revenue Recognition

The Company leases multi-family apartment units to tenants through operating leases expiring over the next 12 months. The leases require fixed minimum monthly payments over the terms of the lease and charges for ancillary services provided by the property.

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2026

(Unaudited)

Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease.

Tenant reimbursement income includes revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses, such as electricity, water, pet, trash, and monthly statement fees of the property. This revenue is earned in the same period as the expenses are incurred. Interest income includes the cash inflows from the interest rate swap and cap.

Income Taxes

The Company operates as a limited liability company and is taxed as a partnership. As such, the Company is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Company files U.S. federal and state partnership tax returns which generally remain open to examination by Federal taxing authorities for a period of three years. The Company has no federal or state examinations in process as of June 30, 2026.

The Company follows the guidance in the Financial Accounting Standards Board ASC topic related to Uncertainty in Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Company’s tax returns.

3.	Related Party Transactions

The Company has entered the following transactions with related parties for the period ended June 30, 2026:

Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount incurred ($)
Dayrise Residential, LLC (“Dayrise”) (InterCapital Group)	Affiliate/Property Manager	Property management fee; included in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	62,747
InterCapital Group	Affiliate/Manager	Asset management fee; included in “operating expenses”	1% of total revenue	25,129

The Company has entered the following transactions with related parties for the period ended June 30, 2025:

Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount incurred ($)
Dayrise Residential, LLC (“Dayrise”) (InterCapital Group)	Affiliate/Property Manager	Property management fee; included in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	82,280
InterCapital Group	Affiliate/Manager	Asset management fee; included in “operating expenses”	1% of total revenue	25,944

Additionally, per the management agreement, Dayrise performs construction management services with respect to capital improvements and/or repairs or casualty/insurance repairs at the property. Dayrise will be paid a fee equal to five percent (5%) of the costs actually incurred and expressly set forth in a construction budget for these services approved by Willow Wealth in writing in advance.

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2026

(Unaudited)

Year	Construction management fees incurred	Construction management fees paid
2026	$1,617	$1,617
2025	$3,200	$3,200

As of June 30, 2026 and December 31, 2025, amounts due to affiliates totaled $85,000 in each period, representing an acquisition fee payable upon closing, and are included in due to affiliates on the Statement of Financial Condition.

4.	Mortgage Loan Payable

On March 4, 2022, the Company obtained a $64,000,000 mortgage loan secured by the property. The mortgage matured on April 1, 2025, with the loan agreement providing for two one-year extension options subject to certain criteria. On January 9, 2026, the mortgage agreement was amended to extend the maturity date to July 1, 2027, and to increase the outstanding principal balance to $65,500,000. The mortgage bears interest at term SOFR plus a margin of 3.35%, with interest-only payments due monthly until maturity. For the six months ended June 30, 2026 and 2025, the Company incurred interest expense of $1,750,561 and $2,891,069, respectively. Accrued interest of $275,593 and $3,332,132 was outstanding as of June 30, 2026 and December 31, 2025, respectively, and is included in accounts payable and accrued expenses on the balance sheet. To manage its exposure to interest rate fluctuations on the mortgage, the Company entered into an interest rate swap, which expired on April 1, 2025. In connection with the January 9, 2026 amendment, the Company used a portion of the additional loan proceeds to purchase an interest rate cap through the amended maturity date for $1,810,000, with a strike rate of 1.5% on SOFR. Additionally, on January 9, 2026, the Company deposited $1,148,805 into an interest reserve account restricted by the lender. The mortgage loan agreement contains covenants that, among other things, restrict the sale of assets and limit future borrowings. As of June 30, 2026, the Company was in compliance with all such covenants. An affiliate of the Sponsor has executed completion, and payment guarantees in connection with the loan agreement.

5.	Fair Value Measurement

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC Topic 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 – quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2 – observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3 – unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considers counterparty credit risk in our assessment of fair value.

Considerable judgment is necessary to interpret Level 2 and 3 inputs in determining the fair value of our financial and non-financial assets and liabilities. Accordingly, our fair value estimates, which are made at the end of each reporting period, may be different than the amounts that may ultimately be realized upon sale or disposition of these assets.

Financial Assets Measured at Fair Value

Financial assets measured at fair value as of June 30, 2026, consist of an interest rate asset, which is classified as Level 2 in the fair value hierarchy.	Carrying amount ($)	Fair value ($)
Interest rate asset	1,616,618	1,616,618

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2026

(Unaudited)

Financial assets measured at fair value as of December 31, 2025, consist of an interest rate asset, which is classified as Level 2 in the fair value hierarchy.	Carrying amount ($)	Fair value ($)
Interest rate asset	0	0

Financial Liabilities Not Measured at Fair Value

Financial liabilities not measured at fair value in our financial statements include a mortgage note. Estimates of the fair value of these instruments are determined by the standard practice of modeling the contractual cash flows required under the instrument and discounting them back to their present value at the appropriate current market interest rate.

6.	Interest Rate Derivative Instruments

The Company uses interest rate derivative instruments to manage market risk associated with its variable-rate debt. The Company had previously entered into an interest rate swap to fix the rate on its variable-rate debt; this swap expired on April 1, 2025. In connection with an amendment to the related mortgage agreement on January 9, 2026, the Company purchased an interest rate cap to manage its exposure to interest rate fluctuations. The interest rate cap is accounted for as a derivative instrument and, in accordance with ASC Topic 815, Derivatives and Hedging, is recorded on the balance sheet at fair value.

As of June 30, 2026, the Company held an interest rate cap with an aggregate notional amount of $65,500,000, which was not designated as a hedge for accounting purposes. For the six months ended June 30, 2026, the Company recognized an unrealized loss of $193,382, representing the change in fair value of the interest rate cap. For the year ended December 31, 2025, the Company recognized an unrealized loss of $369,672 related to its prior interest rate swap. Additional detail on the Company's interest rate derivative instrument is provided in the table below.

As of:	Notional amount ($)	Carrying amount ($)	Unrealized (loss) ($)	Cost of the asset ($)
June 30, 2026	65,500,000	1,616,618	(193,382)	1,810,000
December 31, 2025	64,000,000	-	(369,672)	899,000

7.	Commitments and Contingencies

Insurance

The Company has commercial general liability coverage on the property, with limits of liability customary within the industry. The Company believes the policy specifications and insured limits are adequate given the relative risk of loss, the cost of the coverage and, in consultation with our insurance advisors, the Company believes the Property is adequately insured.

Other Commitments and Contingencies

There are no other significant commitments and contingencies.

8.	Concentration

Cash

The Company's cash and restricted cash are maintained at financial institutions which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts and management believes the credit risk to be minimal.

Geographic area

The Company's operations are concentrated in one region, which exposes the Company to potential losses and unforeseen economic conditions that could have an adverse effect on its operations.

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2026

(Unaudited)

9.	Subsequent Events

The Company has evaluated subsequent events through September 29, 2026, the date these financial statements were available to be issued and has determined that there are no subsequent events.

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